Exhibit 99.1

STAR MOUNTAIN RESOURCES INC. APPOINTS DONALD SUTHERLAND OF MESA, AZ AS A DIRECTOR AND COMMENCES $2 MILLION PRIVATE PLACEMENT

Tempe, AZ/December 18, 2014/ Star Mountain Resources, Inc. (OTCQB: SMRS) (the “Company” or “Star Mountain”) announced today that it has appointed Donald W. Sutherland to its Board of Directors effective today. Mr. Sutherland brings over 30 years of pioneering business vision and experience to Star Mountain’s Board. Joseph Marchal, CEO of Star Mountain said “Mr. Sutherland adds a new depth of entrepreneurial vision to our business. His experience in creating a world-class brand from a small start-up typifies the American Spirit of entrepreneurship”.

Mr. Sutherland’s Background

Mr. Sutherland has a long history of profitable entrepreneurial start-ups and successful business operations. Mr. Sutherland was educated at the University of Houston, TX where he studied engineering and accounting. Following his education, Mr. Sutherland served a two-year mission to Argentina before returning to Houston where he later started his career in sales. In 1978 Mr. Sutherland started his first business, an art gallery called Pictures Beautiful in Houston, TX that he successfully operated for 10 years. In 1988 Mr. Sutherland and his wife Susan moved to Mesa, AZ where he later co-founded a fledgling ice cream retailer called Cold Stone Creamery (www.coldstonecreamery.com) with his wife. The Sutherlands fundamentally redefined ice cream after opening their first store in 1988 in Tempe, AZ, and they personally operated the original location until February of 2004. Mr Sutherland served in many capacities within the Cold Stone Creamery organization since its founding in October 1988, including Director and Chairman of the Board. The Sutherland’s were featured on TV’s “Oprah” on January 15, 2008 on the episode “Faces Behind the Name” as a nod to the significant success in building the Cold Stone Creamery brand. When Mr. Sutherland sold his interest in Cold Stone Creamery in 2007, the company’s operations comprised more than 1,400 retail stores with 800 more stores in the development pipeline. Since the sale of his ice cream retail empire, often noted as the “largest private ice cream retailer in the world”, Mr. Sutherland has been active in his local community, and has been a benefactor of many charitable causes across the US and around the world. Mr. Sutherland resides in Mesa, AZ with his wife Susan.

Private Placement

Star Mountain also announced today that it has launched a private placement of up to $2 million to provide additional general working capital, including, capital to continue the exploration program on the Company’s Chopar claims on its Star Mountain property, purchase capital assets, legal, accounting, professional and engineering and geophysical fees incurred in normal course of Company operations, as well as capital to fund the Company’s ongoing business plan. The offering includes up to 2,000 Units of the Company’s securities at $1,000.00 per Unit. The amount of the offering may be increased by an additional 1,000 Units if it is oversubscribed. Each Unit includes 2,000 shares of the Company’s common stock and one callable common stock purchase warrant exercisable into 2,000 shares of common stock at US$1.00 per share. The warrants are exercisable for a period of three years from the date of issuance and are callable by the Company in the event its common stock trades at or above $3.00 per share for a period exceeding 10 consecutive trading days. The holders of the Common Stock and Warrants will be entitled to “piggyback” registration rights with respect to the shares of common stock to be issued upon exercise of the Warrant. This private offering is being made to accredited investors only and will terminate March 31, 2015 unless otherwise extended by the Company at its sole discretion for a period of up to an additional 90 days. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Units in any jurisdiction in which such offering would be unlawful. The offering of Units is made only pursuant to a Subscription Agreement which should be read by prospective investors carefully and in its entirety.

About Star Mountain Resources Inc.

Star Mountain Resources Inc. is focused on developing mining claims, mineral leases and excavation rights for projects located in historic mining districts and other sites in central and southwestern Utah including the Star Mining District in Beaver County, Utah and the Spor Mountain Mining District in Juab County, Utah.

###

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to the expected contributions of Mr. Sutherland) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For More Information Contact:

Joseph Marchal,

CEO, Star Mountain Resources, Inc.

702-933-0808

jmarchal@starmountainresources.com